Exhibit 10.2

MAIDEN HOLDINGS, LTD.
Share Option Agreement
1.Grant of Option.
Maiden Holdings, Ltd., a Bermuda company (the “Company”), hereby grants to NAME (the “Participant”) an Option to purchase an aggregate of # SHARES ordinary shares, $.01 par value, of the Company (“Ordinary Shares”), at a price of $SHARE PRICE per share, purchasable as set forth in and subject to the terms and conditions herein. The date of grant of this Option is GRANT DATE (“Award Date”). This Option has been duly granted by the Company’s Board of Directors pursuant to the Company’s 2019 Omnibus Incentive Plan (the “Plan”) and subject to the terms and provisions thereof. To the extent permissible under the Internal Revenue Code of 1986, as amended from time to time (the “Code”), or any successor thereto, it is intended that the Ordinary Shares shall be Incentive Stock Options within the meaning of Section 422 of the Code (“ISOs”). The aggregate Fair Market Value of the Ordinary Shares underlying this Option that may be exercised for the first time during any calendar year, together with any other incentive stock options which are exercisable for the first time under any Company plan during any such year, as determined in accordance with Section 422 of the Code, for the purpose of receiving ISO tax treatment, shall not exceed $100,000. Any capitalized terms not defined herein shall have the meaning set forth in the Plan.
2.Exercise of Option and Provisions for Termination.
(a)Except as otherwise provided herein and subject to the right of cumulation provided herein, this Option may be exercised, prior to the 10th anniversary of the Award Date, as to not more than the following number of shares covered by this option during the respective periods set forth below:

Number of Months From Award Date	Vested Percentage
0 up to 12	0.00%
12 up to 15	25.00%
15 up to 18	31.25%
18 up to 21	37.50%
21 up to 24	43.75%
24 up to 27	50.00%
27 up to 30	56.25%
30 up to 33	62.50%
33 up to 36	68.75%
36 up to 39	75.00%
39 up to 42	81.25%
42 up to 45	87.50%
45 up to 48	93.75%
48 through 10th	100.00%
Anniversary

(b)The right of exercise provided herein shall be cumulative so that if the Option were not exercised to the maximum extent permissible during any such period it shall be exercisable, in whole or in part, with respect to all shares not so purchased at any time during any subsequent period prior to the expiration or termination of this Option. This Option may not be exercised at any time after the 10th anniversary of the Award Date.
(c)Subject to the terms and conditions hereof, this Option shall be exercisable by Participant giving written notice of exercise to the Company on a form acceptable to the Company, specifying the number of shares to be purchased and the purchase price to be paid therefore and accompanied by payment in accordance with

Section 3 hereof. Such exercise shall be effective upon receipt by the Treasurer of the Company of the written notice together with the required payment. Participant shall be entitled to purchase fewer than the number of shares purchasable hereunder at the date of exercise, provided that no partial exercise of this Option shall be for fewer than 100 shares.
(d)This Option shall become fully vested if Participant’s employment is terminated due to: (i) retirement on or after the Participant’s sixty-fifth birthday; (ii) retirement on or after the Participant’s fifty-fifth birthday with the consent of the Company; (iii) retirement at any age on account of total and permanent disability as determined by the Company; or (iv) death.
(e)In the event that Participant’s employment with the Company is terminated within twelve months of a Change of Control (as defined in the Plan), the Participant may exercise any portion of the Option which the Board of Directors, in accordance with the Plan, deems to be vested as of the termination date, for a period of ninety days following the date of such termination, but not beyond the 10th anniversary of the Award Date.
(f)Except as provided in Subsections (d) and (e), this Option shall terminate immediately if Participant’s employment is terminated for any reason; provided, however, that except in the event of termination for Cause, death or total and permanent disability, any portion of this Option which was otherwise exercisable on the date of termination of such employment may be exercised within the three-month period following the date of such termination, but in no event after the 10th anniversary of the Award Date. Any such exercise may be made only to the extent of the number of shares subject to this Option, which are purchasable upon the date of such termination.
(g)In the event of death or total and permanent disability, this Option shall be exercisable within twelve months of the date of death or such disability by the Participant or, if applicable, by Participant’s personal representatives, heirs or legatees, to the same extent that Participant could have exercised this Option on the date of death or such disability.

3.Payment of Purchase Price.
(a)Payment of the Option Price for shares purchased upon exercise of this Option shall be made by delivery to the Company of cash or check payable to the order of the Company in an amount equal to the Option Price of such shares or, within the sole discretion of the Company, any other method of payment permitted by law, including, but not limited to, delivery of Ordinary Shares of the Company having an aggregate Fair Market Value (as defined below) as determined on the date of delivery equal to the Option Price of such shares.
(b)For purposes, hereof, the Fair Market Value of any shares of the Company’s Ordinary Shares to be delivered to the Company in exercise of this Option shall be determined in accordance with the Plan.
(c)If Participant, with the approval of the Company, elects to exercise this Option by delivery of Ordinary Shares of the Company, the certificate or certificates representing the Ordinary Shares of the Company to be delivered shall be duly executed in blank, with signature guaranteed, by Participant or shall be accompanied by a stock power, executed in blank suitable for purposes of transferring such shares to the Company. Fractional Ordinary Shares of the Company will not be accepted in payment of the purchase price of shares acquired upon exercise of this Option.
(d)If a Participant pays the Option Price with Ordinary Shares which were received by the Participant upon exercise of one or more ISOs, and such Ordinary Shares have not been held by the Participant for at least the greater of (i) two years from the date the ISOs were granted or (ii) one year after the transfer of Ordinary Shares to the Participant, the use of such shares shall constitute a disqualifying disposition and the ISO underlying the shares used to pay the Option Price shall no longer satisfy all of the requirements of Section 422 of the Code.

4.Delivery of Shares.
The Company shall, upon payment of the Option Price for the number of shares purchased and paid for, make prompt delivery of such shares to Participant; provided, that if any law or regulation requires the Company to take any action with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to complete such action. No shares shall be issued and delivered upon exercise of this Option unless and until, in the opinion of counsel for the Company, any applicable registration requirements of the Securities Act of 1933, any applicable listing requirements of any national securities exchange on which shares of the same class are then listed, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been fully complied with.

5.Non-transferability of Option.
Except as provided in Section 2(g) hereof or pursuant to a qualified domestic relations order, this Option is personal and no rights granted hereunder shall be transferred, assigned, pledged or hypothecated in anyway (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of such rights contrary to the provisions here, or upon the levy of any attachment or similar process upon this Option of such rights, this Option and such rights shall, at the election of the Company, become null and void.
6.Rights as a Shareholder.
Participant shall have no rights as a shareholder with respect to any shares which may be purchased upon exercise of this Option unless and until a certificate or certificates representing such shares are duly issued and delivered to him. Except as otherwise expressly provided herein, no adjustments shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.
7.Recapitalization.
If there is any change in the corporate structure or shares of the Company, the Committee (as defined in the Plan) or the Board of Directors shall make any appropriate adjustments, including, but not limited to, such adjustments deemed necessary to prevent accretion, or to protect against dilution, in the number and kind of Ordinary Shares covered by this Option and in the applicable Option Price.
8.Extraordinary Corporate Transaction.
In the event of an extraordinary dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange or spin off or other extraordinary corporate transaction, the Committee or the Board of Directors may, in such manner and to such extent (if any) as it deems appropriate and equitable make provision for a cash payment or for the substitution or exchange of the Option or the cash, securities or property deliverable to the Participant pursuant to the Option based upon the distribution or consideration payable to holders of Ordinary Shares upon or in respect of such event; provided, however, that no such adjustment may be made that would cause this Option or the Plan to violate Section 422 of the Code (or any successor provision).
9.Investment Representation, Etc.
(a)Participant represents that any shares purchased upon the exercise of this Option shall be acquired by Participant for his own account for investment and not with a view to or for sale in connection with, any distribution of such shares, nor with any present intention of distributing or selling such shares. Participant further represents that he has made detailed inquiry concerning the Company, that the officers of the Company have made available to Participant any and all written information which Participant has requested, that the officers of the Company have answered to Participant’s satisfaction all inquires made by him and that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Company’s Ordinary Shares and able to bear the economic risk of that investment. By making payment upon exercise of this Option, Participant shall be deemed to have reaffirmed, as of the date of such payment, the representations made in this Section 9.
(b)Unless at the time of the exercise of this Option a registration statement under the Securities Act of 1933, as amended is in effect as to such Ordinary Shares underlying this Option, all share certificates representing Ordinary Shares issued to Participant upon exercise of this Option shall, at the election of the Company, have affixed thereto a legend substantially in the following form:
“The ordinary shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to the shares evidenced by this certificate, filed and made effective under the Securities Act of 1933, or an opinion of counsel satisfactory to the Company to the effect that registration under such Act is not required.”
10.Miscellaneous.
(a)Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and Participant.

(b)All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their names below or at such other address as may be designated in writing by either of the parties to one another.
(c)Nothing contained herein shall be deemed an undertaking by the Company to continue Participant’s employment by the Company which may be terminated at any time at the sole discretion of the Company, except as provided in an employment agreement between the Company and Participant, if any.
(d)This Agreement shall be governed by and construed in accordance with the laws of Bermuda without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Dated as of GRANT DATE
MAIDEN HOLDINGS, LTD.
By:
Title:

Address:	Ideation House, 2nd Floor
94 Pitts Bay Road
Pembroke HM08, Bermuda

PARTICIPANT’S ACCEPTANCE
The undersigned hereby accepts the foregoing Option and agrees to the terms and conditions thereof.
PARTICIPANT:
Signature _______________________
NAME
Date __________________________

Address:     ADDRESS